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                             CAPROCK

                          COMMUNICATIONS

                      COMMERCIAL APPLICATION





                              [FORM]
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                    TERMS OF SERVICE AGREEMENT

The customer identified on the front page of this Application for Service (the "Customer") and Caprock Communications Corp (Caprock) hereby agree as follows:

1. This Application for Service ("Application") is subject to the approval of Caprock. Accordingly, Caprock can refuse to provide the services applied for by Customer for any reason whatsoever. Caprock shall have no liability whatsoever for any damages, costs or expenses (consequential or otherwise) arising from or related to Caprock's failure or refusal to approve this Application and to provide the telecommunication services applied for hereunder.

2. Customer authorizes Caprock to obtain credit and financial information about the Customer as Caprock deems appropriate and necessary in order to evaluate the credit worthiness of the Customer and otherwise process this Application.

3. Customer hereby warrants to Caprock that it has all requisite legal authority to execute this Application and to be bound by and perform all of the terms and conditions hereof.

4. For all services provided by Caprock hereunder, Customer agrees to pay Caprock at the rates for service established by Caprock. All rates for services provided hereunder are subject to change. Billings for services are rendered monthly and are due and payable fifteen (15) days from invoice date. All balances for billings not received by the due date (described in the immediately preceding sentence) shall be subject to a finance charge levied at the rate of one and one-half percent (1 1/2%) per month or the maximum lawful rate under the laws of the State of Texas, whichever is less. All returned checks will be assessed a $25.00 returned check fee. In the event Caprock must take steps to collect any balance owed by Customer for services rendered pursuant hereto, Customer hereby agrees to pay Caprock all costs of collection, including the actual attorney's fees incurred by Caprock. Additionally, Caprock reserves the right to bill all charges through Southwestern Bell, U.S. West, or other billing agent without prior consent or authorization of the Customer.

5. Upon approval of this Application by Caprock, Caprock shall use its best efforts to provide Customer with the services applied for herein. Notwithstanding anything else contained herein to the contrary, Caprock shall have no liability whatsoever for any lost business or profits or any direct, indirect, special or consequential damages or loss resulting from Caprock failure or inability to provide the services required hereunder at any time and Customer shall indemnify and hold harmless Caprock, its shareholders, directors, officers, employees, agents and representatives, from and against any and all claims, actions, suits, proceedings, costs, expenses, damages and liabilities, including attorney's fees, arising out of, connected with, or resulting from Caprock failure or inability to provide the services required hereunder at any time including such failure or inability as may be attributable to Caprock's own negligence.

6. Customer acknowledges that Caprock has no liability whatsoever for issuing "800" numbers. Accordingly, no 800 number should be construed as operational by Customer until it is an established working number. Customer is responsible for all charges associated with said 800 number.

7. Caprock assumes no liability for the cancellation of Telecommunication services contracted or otherwise, with other vendors.

8. Upon any breach of the terms of this Application by Customer, including without limitation breaches resulting from the failure to timely pay all service charges in accordance herewith. Caprock shall be entitled to terminate the services provided hereunder and to seek any and all other remedies available at law or in equity on account of such breach by Customer. Customer agrees to subscribe for the term specified within this agreement.
   If customer cancels service on any activated line, Caprock reserves the right to charge customer 20% of the average monthly bill (previous 3 months) multiplied by the remainder of the months remaining on the contract.
   Customer agrees to pay Caprock said amount due immediately upon breach of this agreement in one lump sum.

9. This Application shall be construed and enforced in accordance with the laws of the State of Texas. Venue for any action arising out of or related hereto or the services provided hereunder shall be exclusively in Dallas County, Texas.

10. This Application may not be assigned by Customer without the express written consent of Caprock in each instance.

11. Caprock assumes no responsibility for damages caused by any delay in activation of Customer's service.

12. Customer is responsible for all Local Exchange Company related charges (Local Loop charges) for the entire term specified under this agreement.


                     Initial _____________________   Date  _________________